Exhibit 10.1

AgEagle Aerial Systems Reports Second Quarter Fiscal Year 2025 Financial Results

Financial performance highlighted by 92% increase in drone sales, continued margin improvement, and significant reduction in net loss

WICHITA, Kan., August 15, 2025 — AgEagle Aerial Systems Inc. (NYSE: UAVS), a leading provider of best-in-class unmanned aerial systems (UAS) and sensors for military, public safety, and commercial use, announces its financial results for the first quarter ended June 30, 2025, highlighted by continued revenue growth, margin improvement, and a significant reduction in net loss.

Financial Highlights for the Quarter Ended June 30, 2025

●	Net income was $5.78 million, compared to a net loss of $9.24 million in Q2 2024, reflecting an income increase of 162.5%. The increase in net income was primarily attributable to the gain on change in fair value of our outstanding warrant liabilities and reductions of costs related to general and administrative, research and development, and sales and marketing

●	Gross profit was $2.34 million, up 50.5% from $1.55 million in Q2 2024

●	Gross margin was 55.7%, compared to 45.8% in Q2 2024

●	Loss from operations in Q2 2025 was $1.28 million, a decrease of $1.65 million, or 56.3%, as compared to $2.93 in Q2 2024

●	Operating expenses were $4.41 million, up 3.5% year-over-year, reflecting higher sales and marketing investments partially offset by reduced R&D and cost discipline in G&A

●	Drone sales revenue was $2.9 million, up 92% from $1.5 million in Q2 2024

●	Revenue in Q2 2025 was $4.2 million, up 23.7% compared to $3.39 million in Q2 2024, representing a $1.4 million increase in drone sales offset by expected seasonality in sensor sales and discontinuation of SaaS operations

●	Cash as of June 30, 2025, was $5.5 million, up 52.3% from $3.6 million at December 31, 2024

AgEagle CEO Bill Irby commented, “During the second quarter, we delivered strong top-line growth, expanded gross margins, and improved profitability. Our results underscore accelerating global demand for our drone products and the inherent scalability of our business model. We remain focused on disciplined execution, expanding adoption of our drone solutions in both domestic and international markets, while prioritizing higher-margin opportunities and sustained product innovation. With a strengthened balance sheet, enhanced operational efficiencies, and a sharper commercial focus, we are confident in our position to translate this momentum into durable growth and long-term shareholder value creation.”

For additional information, please review the full quarterly report on www.ageagle.com or visit the SEC’s EDGAR database.

About AgEagle Aerial Systems Inc.

Through its three Centers of Excellence, AgEagle is actively engaged in designing and delivering best-in-class flight hardware, sensors and software that solve important problems for its customers. Founded in 2010, AgEagle was originally formed to pioneer proprietary, professional-grade, fixed-winged drones and aerial imagery-based data collection and analytics solutions for the agriculture industry. Today, AgEagle is a leading provider of full stack UAS, sensors and software solutions for customers worldwide in the energy, construction, agriculture, and government verticals. For additional information, please visit our website at www.ageagle.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on AgEagle’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to future financial and operating results, the timing and fulfilment of current and future purchase orders relating to AgEagle’s products, the success of new programs and software updates, the ability to implement a new strategic plan and the success of a new strategic plan. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of AgEagle in general, see the risk disclosures in the Annual Report on Form 10-K of AgEagle for the year ended December 31, 2024, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by AgEagle. All such forward-looking statements speak only as of the date they are made, and AgEagle undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Media Contact

Andy Woodward

+1 (469) 451-2344

Andy.woodward@ageagle.com

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Investor Relations

Email: UAVS@ageagle.com